REPORT OF THE AUDIT COMMITTEE


The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

During 2000, the Audit Committee of the Board of Directors developed an Audit Committee Charter for (the "Charter"), which was approved by the full Board on March 27, 2000. During 2002, the Board of Directors re-examined the Charter, as well as the composition of the Audit Committee, in light of applicable law and the adoption by the New York Stock Exchange ("NYSE") of rules governing audit committees. Based upon this examination, the Board confirmed that the Charter met all requirements of applicable laws and the NYSE rules and that members of the Audit Committee are "independent" and "financially literate" within the meaning of the NYSE's rules as interpreted by the Board and within the meaning of the Company's Audit Committee Charter. In addition, the required number of Audit Committee members have accounting and financial management experience, as the Board interprets those terms in its business judgment. In accordance with its Charter, the Audit Committee reports as follows:

          (i) Management has reviewed the audited financial statements with the Audit Committee, including a discussion of the quality of the accounting principles applied and significant judgments affecting the Company's financial statements;

          (ii) the independent outside auditors have discussed the matters required by SAS-61 with the Audit Committee including the outside auditor's judgment of the quality of those principles as applied and judgments referenced in (i) above under the circumstances;

          (iii)the members of the Audit Committee have discussed amongst themselves, without management or the outside auditor present, the information disclosed to the Audit Committee and described in
               (i) and (ii) above; and

          (iv) the Audit Committee, in reliance on the review and discussions conducted with management and the outside auditor pursuant to (i) and (ii) above, believe that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles in all material respects.

Audit Committee Members

         Peter J. Tanous (Chairman)
         T. Wayne Davis
         John R. Kennedy
         William M. Isaac